SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. 2)


                            APPLICA INCORPORATED
                 (FORMERLY WINDMERE-DURABLE HOLDINGS, INC.)
                              (NAME OF ISSUER)


                   COMMON STOCK, PAR VALUE $.10 PER SHARE
                       (TITLE OF CLASS OF SECURITIES)


                                 03815A106
                               (CUSIP NUMBER)


                             DECEMBER 31, 2000
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
------------------------------------------------------------------------------


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

|_|  RULE 13D-1(B)

|X|  RULE 13D-1(C)

|_|  RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO. 03815A106              13G                   PAGE  2  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                               Walter Scheuer
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               96,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                743,500 shares*
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                96,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            743,500 shares*
------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       839,500 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       3.64%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4 except for 66,500 shares.



CUSIP NO. 03815A106             13G                    PAGE  3  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Ruth Dundas
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                     (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                5,000 shares*
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            5,000 shares*
------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               5,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.02%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106            13G                    PAGE  4  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Hopewell Partners
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                   (b)  |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               81,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                81,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       81,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.35%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       PN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106              13G               PAGE  5  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Wayne S. Reisner
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               24,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                906,550 shares*
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                24,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            906,550 shares*
------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       930,550 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       4.0%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership is disclaimed pursuant to Rule 13d-4.



CUSIP NO. 03815A106            13G                    PAGE  6  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Judith Scheuer
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               139,800 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                139,800 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       139,800 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.61%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106               13G                 PAGE  7  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Susan Scheuer
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               26,800 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6       SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7       SOLE DISPOSITIVE POWER
        WITH                   26,800 shares*
                       -------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       26,800 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.12%

12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106            13G                    PAGE  8  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Jeffrey Scheuer dated 5-18-54
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               87,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                87,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       87,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.38%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106              13G                  PAGE  9  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Jeffrey Scheuer dated 6-10-54
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a)  |X|
                                                             (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               4,500 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                4.500 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 4,500 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.02%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                13G               PAGE  10  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Jeffrey Scheuer dated 5-19-61
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               6,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                6,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   6,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.03%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106              13G                 PAGE  11  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Susan Scheuer dated 12-30-60
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                    (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               3,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                3,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.01%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                13G               PAGE  12  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Judith Scheuer dated 12-17-59
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) |X|
                                                               (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               8,500 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                8,500 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 8,500 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.04%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106            13G                  PAGE  13  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Abigail Lipnick dated 4-13-92
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               19,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                19,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       19,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.08%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                13G               PAGE  14  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Daniella Eve Lipnick dated 10-09-90
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               24,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                24,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       24,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.10%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
*This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106             13G                 PAGE  15  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Jeremy Scheuer dated 4-20-88
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               33,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                33,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       33,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.14%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                   13G          PAGE  16  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Winifred Scheuer dated 12-20-84
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               33,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                33,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       33,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.14%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                13G              PAGE  17  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The Walter Scheuer 1993 Charitable Remainder Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               539,950 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                539,950 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       539,950 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       2.34%

12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                    13G            PAGE  18  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The David Scheuer 1993 Charitable Remainder Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF          5    SOLE VOTING POWER
       SHARES                15,000 shares*
    BENEFICIALLY        -------------------------------------------------------
      OWNED BY          6    SHARED VOTING POWER
        EACH
     REPORTING          -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH                 15,000 shares*
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       15,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.07%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                13G               PAGE  19  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The Jeffrey Scheuer 1993 Charitable Remainder Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF          5    SOLE VOTING POWER
       SHARES                24,500 shares*
    BENEFICIALLY        ------------------------------------------------------
      OWNED BY          6    SHARED VOTING POWER
        EACH
     REPORTING          ------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH                 24,500 shares*
                        ------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       24,500 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.11%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106               13G                 PAGE  20  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The Susan Scheuer 1993 Charitable Remainder Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               23,600 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                23,600 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       23,600 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.10%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                13G            PAGE  21  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The Judith Scheuer 1993 Charitable Remainder Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                     (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               21,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                21,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       21,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.09%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                13G              PAGE  22  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Marcelle Halpern
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |X|
                                                                    (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               15,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                15,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       15,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.07%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                 13G          PAGE  23  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The 1998 Rachel Mellicker 2503(c) Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                     (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               20,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                20,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       20,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.09%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106             13G                PAGE  24  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Mark Halpern
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5   SOLE VOTING POWER
       SHARES              7,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6   SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7   SOLE DISPOSITIVE POWER
        WITH               7,000 shares*
                       -------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  7,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.03%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                 13G            PAGE  25  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The 1998 Noah Lipnick 2503(c) Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                     (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               20,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                20,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       20,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.09%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                13G               PAGE  26  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Judith Scheuer and Joseph Mellicker
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                     (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               8,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                8,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               8,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.03%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                   13G           PAGE  27  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Samuel Henry Mellicker dated 12-28-95
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               4,500 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                4,500 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   4,500 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.02%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                   13G          PAGE  28  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Scheuer Grandchildren Trust
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               28,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6       SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7       SOLE DISPOSITIVE POWER
        WITH                   28,000 shares*
                       -------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       28,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.12%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.




CUSIP NO. 03815A106                13G           PAGE  29  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Walter Scheuer dated 6-1-26
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               24,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                24,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       24,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.10%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106              13G               PAGE  30  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Trust FBO Madi Hodbey Brailsford
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               4,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                4,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.02%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                 13G          PAGE  31  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       The Blue Ridge Foundation, Inc.
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               72,100 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                72,100 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       72,100 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.31%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106                 13G             PAGE  32  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Lone Rock Foundation, Inc.
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               10,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWE
        WITH                10,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       10,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.04%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106             13G                 PAGE  33  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Sterling Capital Corporation Pension Plan
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |X|
                                                              (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               2,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                2,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     2,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.01%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       EP
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



CUSIP NO. 03815A106               13G                PAGE  34  OF  44  PAGES


------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Walter Scheuer Pension Plan
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               2,000 shares*
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                2,000 shares*
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,000 shares*
------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
       SHARES
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.01%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       EP
------------------------------------------------------------------------------
* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G.



         This Amendment No. 2 to Schedule 13G is being filed pursuant to Rule 13d-2 under Securities Exchange Act of 1934, as amended (the "Exchange Act").

ITEM 1(a).   NAME OF ISSUER:

         Applica Incorporated (formerly Windmere-Durable Holdings, Inc.) ("Applica")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             5980 Miami Lakes Drive
             Miami Lakes, Florida  33014

ITEM 2(a).   NAMES OF PERSONS FILING:

         This Schedule 13G is being jointly filed by Walter Scheuer, Ruth Dundas (formerly Ruth Scheuer), Susan Scheuer, Judith Scheuer and Joseph Mellicker, Hopewell Partners, a New York limited partnership ("Hopewell"), Wayne S. Reisner, Dr. Mark Halpern, The Blue Ridge Foundation, Inc., a charitable foundation ("Blue Ridge"), Lone Rock Foundation, Inc., a charitable foundation ("Lone Rock"), the Sterling Capital Corporation Pension Plan, the Walter Scheuer Pension Plan and on behalf of certain trusts (the "Trusts"), as set forth on Exhibit A hereto (collectively referred to herein as the "Reporting Persons"), with respect to shares of common stock, par value $.10 per share, of Applica ("Applica Common Stock") which the Reporting Persons may be deemed to beneficially own pursuant to
Section 13(d) of the Exchange Act.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        The principal business address of each of the Reporting Persons is:

        c/o Walter Scheuer
        635 Madison Avenue
        New York, New York 10022

ITEM 2(c).   CITIZENSHIP:

         Each of the individual Reporting Persons is a citizen of the United States. Hopewell, Blue Ridge, Lone Rock, the Sterling Capital Corporation Pension Plan, the Walter Scheuer Pension Plan and all of the Trusts were organized in the United States.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $.10 per share

ITEM 2(e).   CUSIP NUMBER:

         03815A106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK THIS
BOX. |X|

ITEM 4.      OWNERSHIP.

         The Reporting Persons, in the aggregate, own 1,490,950 shares, or 6.47% of Applica Common Stock. Information concerning the number and percentage of shares of Applica Common Stock which may be deemed to be beneficially owned by each Reporting Person, and the number of such shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth on pages 2 through 34 of this
Schedule 13G. Shares reported as beneficially owned by Walter Scheuer include 99,800 shares of Applica Common Stock owned as portfolio securities by Sterling Capital Corporation, a New York corporation ("Sterling"), which is a publicly-traded closed-end investment company. Mr. Scheuer is a member of the investment committee of Sterling and, accordingly, has the power to vote and dispose of such shares. Shares reported as beneficially owned by Walter Scheuer also include 13,400 shares of Applica Common Stock held in accounts managed on a discretionary basis by Manchester Capital Corporation, a New York corporation which is a registered investment advisor. Mr. Scheuer owns 100% of the shares of Manchester Capital Corporation.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.     CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2001


                                    /s/ Walter Scheuer
                                    -----------------------------
                                    Walter Scheuer (1)(2)


                                    /s/ Wayne S. Reisner
                                    -----------------------------
                                    Wayne S. Reisner (3)


                                    /s/ Marge Scheuer
                                    -----------------------------
                                    Marge Scheuer (4)


                                    /s/ Judith Scheuer
                                    ------------------------------
                                    Judith Scheuer (5)


                                    /s/ Walter Scheuer
                                    ------------------------------
                                    Hopewell Partners
                                    by Walter Scheuer,
                                    General Partner


                                    /s/ Ruth Dundas
                                    -----------------------------
                                    Ruth Dundas


                                    /s/ Susan Scheuer
                                    -----------------------------
                                    Susan Scheuer (6)



--------------
(1)     Individually, and as Trustee for the following Trusts:
          Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
          Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
          Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
          Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
          The 1993 Jeffrey Scheuer Charitable Remainder Trust
          The 1993 Susan Scheuer Charitable Remainder Trust
          The 1993 Judith Scheuer Charitable Remainder Trust
          Trust for the Benefit of Susan Scheuer dated 12-30-60
          Trust for the Benefit of Judith Scheuer dated 12-17-59
          Trust for the Benefit of Marcelle P. Halpern
          Trust for the Benefit of Madi Hodbey Brailsford

(2)  As attorney-in-fact for:
           Marge Scheuer
           Judith Scheuer
           Dr. Halpern
           As President of The Ridge Foundation, Inc.

(3)  As a Trustee for the following Trusts and Plans:
           The Walter Scheuer 1993 Charitable Remainder Trust
           Trust for the Benefit of Walter Scheuer dated 6-1-26
           Sterling Capital Corporation Pension Plan
           Walter Scheuer Pension Plan

(4)  As Trustee for the Scheuer Grandchildren Trust

(5) Individually, and as Trustee for the following Trusts:
           Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
           The 1998 Noah Lipnick 2503(c) Trust

(6) Individually, and as President of the Lone Rock Foundation, Inc.



                                  EXHIBITS


Exhibit              Description                                      Page No.
-------              -----------                                      --------

A           Identification of Certain Trusts                               41

B           Statement With Respect to Joint Filing of Schedule 13G         44




                                                                  EXHIBIT A


                      IDENTIFICATION OF CERTAIN TRUSTS


Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
        Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
        Walter Scheuer, Marge P. Scheuer, Jeffrey Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
        Walter Scheuer, Marge P. Scheuer and Jeffrey Scheuer, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Susan Scheuer dated 12-30-60
        Walter Scheuer, Marge P. Scheuer, Susan Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Judith Scheuer dated 12-17-59
        Walter Scheuer, Marge P. Scheuer, Judith Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84
        Walter Scheuer, Jeffrey Scheuer, Ruth Dundas and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88
        Walter Scheuer, Jeffrey Scheuer, Ruth Dundas and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90
        Walter Scheuer, Susan Scheuer, Jonathan Lipnick and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92
        Walter Scheuer, Susan Scheuer, Jonathan Lipnick and Wayne Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022.

The 1993 Walter Scheuer Charitable Remainder Trust
        Marge Scheuer and Wayne S. Reisner, Trustees c/o Marge Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 David Scheuer Charitable Remainder Trust
        Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Jeffrey Scheuer Charitable Remainder Trust
        Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Susan Scheuer Charitable Remainder Trust
        Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1993 Judith Scheuer Charitable Remainder Trust
        Walter Scheuer and Wayne S. Reisner, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Marcelle P. Halpern
        Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95
        Joseph Mellicker and Judith Scheuer, Trustees c/o Judith Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Walter Scheuer dated 6-1-26
        Wayne Reisner, Trustee, c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

Trust for the Benefit of Madi Hodbey Brailsford
        Walter Scheuer, Trustee, 635 Madison Avenue, New York, New York 10022

Scheuer Grandchildren Trust
        Marge P. Scheuer, Trustee c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Rachel Mellicker 2503(c) Trust
        Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022

The 1998 Noah Lipnick 2503(c) Trust
        Judith Scheuer and Joseph Mellicker, Trustees c/o Walter Scheuer, 635 Madison Avenue, New York, New York 10022




                                                                  EXHIBIT B

            JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)


        This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by
Section 13(d) of the Exchange Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, par value $.10 per share, of Applica Incorporated, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of February, 2001.


                                    /s/ Walter Scheuer
                                    ----------------------
                                    Walter Scheuer (1)(2)


                                    /s/ Wayne S. Reisner
                                    ----------------------
                                    Wayne S. Reisner (3)


                                    /s/ Marge Scheuer
                                    ----------------------
                                    Marge Scheuer (4)


                                    /s/ Judith Scheuer
                                    ----------------------
                                    Judith Scheuer (5)


                                    /s/ Walter Scheuer
                                    -----------------------
                                    Hopewell Partners
                                    by Walter Scheuer,
                                    General Partner


                                    /s/ Ruth Dundas
                                    ------------------------
                                    Ruth Dundas


                                    /s/ Susan Scheuer
                                    ----------------------
                                    Susan Scheuer (6)



--------------
(1)     Individually, and as Trustee for the following Trusts:
           Trust for the Benefit of Jeffrey Scheuer dated 6-10-54
           Trust for the Benefit of Jeffrey Scheuer dated 5-18-54
           Trust for the Benefit of Jeffrey Scheuer dated 5-19-61
           Trust for the Benefit of Winifred Rose Scheuer dated 12-20-84 Trust for the Benefit of Jeremy Dundas Scheuer dated 4-20-88 Trust for the Benefit of Daniella Eve Lipnick dated 10-9-90 Trust for the Benefit of Abigail Rose Lipnick dated 4-13-92 The 1993 David Scheuer Charitable Remainder Trust
           The 1993 Jeffrey Scheuer Charitable Remainder Trust
           The 1993 Susan Scheuer Charitable Remainder Trust
           The 1993 Judith Scheuer Charitable Remainder Trust
           Trust for the Benefit of Susan Scheuer dated 12-30-60
           Trust for the Benefit of Judith Scheuer dated 12-17-59
           Trust for the Benefit of Marcelle P. Halpern
           Trust for the Benefit of Madi Hodbey Brailsford

(2)  As attorney-in-fact for:
           Marge Scheuer
           Judith Scheuer
           Dr. Halpern
           As President of The Blue Ridge Foundation, Inc.

(3)   As a Trustee for the following Trusts and Pension Plans:
           The Walter Scheuer 1993 Charitable Remainder Trust
           Trust for the Benefit of Walter Scheuer dated 6-1-26
           Sterling Capital Corporation Pension Plan
           Walter Scheuer Pension Plan

(4)  As Trustee for the Scheuer Grandchildren Trust

(5)  Individually, and as Trustee for the following Trusts:
           Trust for the Benefit of Samuel Henry Mellicker dated 12-28-95 The 1998 Rachel Mellicker 2503(c) Trust
           The 1998 Noah Lipnick 2503(c) Trust

(6) Individually, and as President of the Lone Rock Foundation, Inc.